Exhibit 99.01

Dexcom Reports Record Preliminary, Unaudited Revenue for the Fourth Quarter and Fiscal Year 2017 and Provides Initial 2018 Outlook

SAN DIEGO, CA - (BUSINESS WIRE-January 8, 2018) - DexCom, Inc. (Nasdaq: DXCM), the leader in continuous glucose monitoring (“CGM”), today reported that it achieved preliminary, unaudited revenue of approximately $218 million for the fourth quarter ended December 31, 2017, an increase of 27% over the fourth quarter of 2016. For fiscal 2017, total preliminary, unaudited revenue is expected to be approximately $715 million, an increase of 25% over 2016.

“We are very pleased with our full year performance, with momentum building as worldwide revenue growth accelerated in the fourth quarter. Dexcom also accomplished a number of key milestones during 2017, including a significant increase in international sales, our initial Medicare launch, and the initiation and expansion of a number of key strategic partnerships,” said Kevin Sayer, Dexcom’s President and CEO.

2018 Outlook

For 2018, Dexcom currently anticipates total revenue of approximately $830 to $850 million. This growth outlook is driven by continued strength in sensor volumes, international revenue and the expansion of Dexcom’s worldwide patient base, each of which are expected to exceed its overall revenue growth rate in 2018.

“Our near-term outlook contemplates a number of variables in 2018, including our no-calibration G6 launch and continued expansion into the Medicare and OUS markets, offset by the departure of one of our pump partners and the impact of ongoing competition,” Sayer continued. “We are confident in our team’s ability to execute in the coming quarters and remain bullish on our growth prospects as we advance our priorities.”

Fourth Quarter 2017 Financial Results Conference Call

DexCom will report its audited full fourth quarter and fiscal 2017 financial results on Tuesday, February 27, 2018 after the close of market. Management is currently scheduled to host a conference call at 4:30 p.m. (Eastern Time) that day. More details will be provided later.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding DexCom’s or its management’s intentions, beliefs, expectations and strategies for the future, including those related to DexCom’s expected revenue for the fourth quarter and fiscal year 2017, estimated revenue for fiscal 2018, expected 2018 growth in sensor volumes, international revenue and our patient base. All forward-looking statements and reasons why results might differ included in this press release are made as of the date of this release, based on information currently available to DexCom, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward looking statements. The risks and uncertainties that may cause actual results to differ materially from DexCom’s current expectations are more fully described in DexCom’s annual report on Form 10-K for the period ended December 31, 2016, as filed with the Securities and Exchange Commission on February 28, 2017, its most recent quarterly report on Form 10-Q for the period ended September 30, 2017, as filed with the Securities and Exchange Commission on November 1, 2017, and its other reports, each as filed with the Securities and Exchange Commission. Except as required by law, DexCom assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

FOR MORE INFORMATION:
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
(858) 200-0200
www.dexcom.com